Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On August 31, 2021, Red Cat Holdings closed the acquisition of Teal Drones Inc., (“Teal”) a Delaware corporation. As previously disclosed in our Current Report on Form 8-K filed July 14, 2021, our acquisition of Teal was made pursuant to an Agreement and Plan of Merger by and among Red Cat Holdings, Inc., a Nevada corporation (the “Company”), Teal Acquisition I Corp., a Delaware corporation (“Acquisition”) and wholly-owned subsidiary of the Company, and Teal, as amended and restated August 31, 2021 (the “Merger Agreement” or “Merger”).

Teal is a leader in commercial and government unmanned aerial vehicle (“UAV”) technology and manufactures the Golden Eagle drone, approved by the US Department of Defense for reconnaissance, public safety, and inspection applications. The combined company (the “Combined Company”) will provide products, services, and solutions to the drone industry. Following the completion of the Merger, the Combined Company retained the name “Red Cat Holdings”. Shares of Red Cat common stock are listed on Nasdaq under the symbol “RCAT.” Red Cat corporate headquarters is based in San Juan, Puerto Rico.

Pursuant to the Merger Agreement, we acquired all of the issued and outstanding share capital of Teal in exchange for $14,000,000 of our common stock, par value $0.001 per share (“Common Stock”) at the Volume Weighted Average Price (VWAP) of our Common Stock on August 31, 2021 of $2.908 per share, reduced by the amount of Teal debt assumed consisting of approximately $1.67 million payable to Decathlon Alpha IV, L.P., (“DA4”), and approximately $1,457,000 in working capital deficit, for a net closing date payment of $10,872,753. At closing, we issued 3,738,911 shares of our Common Stock (the “Stock Consideration”). On August 31, 2021, the Company, Acquisition, Teal and George Matus, as Shareholder Representative, entered into an Escrow Agreement with Equity Stock Transfer, LLC. Under the Merger Agreement, Fifteen (15%) percent of the Stock Consideration (the “Escrow Shares”) was deposited in an escrow account as security for working capital adjustments and indemnification obligations for a period of eighteen (18) months. The indemnification obligations provide for an allowance of fifty-thousand dollars ($50,000) before any claim can be asserted and is subject to a cap equal to the value of the Escrow Shares. George Matus, founder of Teal, will continue in the role of Chief Executive Officer of Teal pursuant to an employment agreement dated August 31, 2021.

The Stock Consideration payable under the Merger Agreement may be increased upon the achievement of certain milestones set forth in the Merger Agreement (the “Earn-Out Consideration”). Additional shares of Common Stock may become issuable by the Company in the event that within twenty-four (24) months following closing of the Merger, Teal realizes certain revenue targets. A total of Sixteen Million Dollars ($16,000,000) in additional shares of Common Stock will be issued if sales and services of Teal’s Golden Eagle drones equal at least Thirty-six Million Dollars ($36,000,000). A total of Ten Million Dollars ($10,000,000) in additional shares of Common Stock will be issued if sales and services of Teal’s Golden Eagle drones equal at least $24 million ($24,000,000) but less than $36 million ($36,000,000). A total of Four Million Dollars ($4,000,000) in additional shares of Common Stock will be issued if sales and services of Teal’s Golden Eagle drones equal at least Eighteen Million Dollars ($18,000,000) but less than Twenty-Four Million Dollars ($24,000,000). Additional Share Consideration, if earned, is issuable at the VWAP of the Company within thirty (30) days of the determination that Earn-Out Consideration is payable.

The Merger Agreement requires that Teal deliver audited financial statements prepared by a PCAOB (Public Company Accounting Oversight Board) firm for such periods as is required to be filed in a Current Report on Form 8-K by the Company (the “Audited Financial Statements”) as well as unaudited reviewed financial statements as is required to be filed in a Current Report on form 8-K by the Company. These financial statements are included in this Form 8-K/A.

On August 31, 2021, Teal entered into an Amended and Restated Loan and Security Agreement with DA4 (the “Loan Agreement”) in the amount of $1,670,294 (the “Loan”), representing the outstanding principal amount previously due and owing by Teal to DA4. Interest on the Loan accrues at a rate of ten (10%) percent per annum. Principal and interest under the term Loan is payable monthly in an amount equal to $49,275 until maturity on December 31, 2024. Teal may prepay the loan at any time, subject to a prepayment premium of $300,705 less the amount of any prior payments of interest. Under the Loan Agreement, Teal granted DA4 a continuing security interest in substantially all of the assets of Teal. In the event of a default, DA4 may declare the full amount of the Loan immediately due and payable as a secured lender and take additional actions as a secured lender including seeking to foreclose on collateral pledged under the Loan Agreement. The Company agreed to guaranty the obligations of Teal under the Loan pursuant to a Joinder Agreement dated August 31, 2021.

 The following unaudited pro forma condensed combined financial information included herein presents the combination of the historical consolidated financial statements of Red Cat and Teal Drones, adjusted to give effect to the Merger and related transactions, as further described in Note 1 — Description of Transaction and Basis of Presentation. The Merger was accounted for using the acquisition method of accounting with Red Cat as the accounting acquirer and Teal as the accounting acquiree.

Red Cat’s fiscal year ends on April 30, whereas Teal’s fiscal year ended on December 31. The unaudited pro forma condensed combined statements of operations are presented based on Red Cat’s fiscal year and combine the historical results of fiscal periods of Red Cat and Teal. The unaudited pro forma condensed combined statement of operations for the year ended April 30, 2021 and three months ended July 31, 2021, respectively, gives effect to the Merger and related transactions as if they had occurred on May 1, 2020.

The unaudited pro forma condensed combined balance sheet as of July 31, 2021 gives effect to the transactions as if they had occurred on July 31, 2021.

Pursuant to Rule 11-02(c)(3) of Regulation S-X, if the fiscal year end of an acquired entity differs from the acquirer’s fiscal year end by more than 93 days, the acquired entity’s statement of operations must be brought up within 93 days of the acquirer’s fiscal year end. Therefore, the unaudited pro forma condensed combined statement of operations for the year ended April 30, 2021 was derived by combining financial information from Red Cat’s audited consolidated statement of operations for the fiscal year ended April 30, 2021 with financial information of Teal for the twelve months ended April 30, 2021, which was constructed by starting with (i) the audited statement of operations for Teal for the year ended December 31, 2020 and (ii) subtracting the unaudited statement of operations for Teal for the period from January 1, 2020 through April 30, 2020 and (iii) adding the unaudited statement of operations for Teal for the period from January 1, 2021 through April 30, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended July 31, 2021 was derived by combining financial information from Red Cat’s unaudited consolidated statement of operations for the three months ended July 31, 2021 with financial information of Teal for the three months ended July 31, 2021, which was constructed from the internal accounting books of record of Teal.

The unaudited pro forma condensed combined balance sheet as of July 31, 2021 combines Red Cat’s unaudited condensed consolidated balance sheet as of July 31, 2021 and Teal’s unaudited condensed consolidated balance sheet as of August 31, 2021.

The unaudited pro forma condensed combined financial information was derived from Red Cat’s and Teal’s historical annual and interim consolidated financial statements, which were prepared in accordance with U.S. GAAP, and should be read in conjunction with the following:

• The accompanying notes to the unaudited pro forma condensed combined financial information;

• Red Cat’s audited consolidated financial statements as of and for the year ended April 30, 2021, included in its Annual Report on Form 10-K for the year ended April 30, 2021;

• Red Cat’s unaudited condensed consolidated financial statements for the three months ended July 31, 2021, included in its Quarterly Report on Form 10-Q for the quarter ended July 31, 2021;

• Teal’s audited financial statements for the year ended December 31, 2020, included as an exhibit to this Form 8-K/A; and

• Teal’s unaudited condensed consolidated financial statements for eight months ended August 31, 2021, included as an exhibit to this Form 8-K/A.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and to allow the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Red Cat has elected not to present Management’s Adjustments and have only presented Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only, and is not necessarily indicative of what the Combined Company’s financial position or results of operations would have been had the Merger and related transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Combined Company.

The final merger consideration paid by Red Cat, as well as the purchase price allocation for the acquisition of Teal could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements. These items will be determined after conclusion of the necessary valuation work and related accounting analyses. Any changes in the fair values of the assets acquired or liabilities assumed, or in the total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill, as well other assets and liabilities, and may impact the Combined Company’s statement of operations in future periods. The final purchase price allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

Red Cat is presently performing a detailed review of Teal’s accounting policies which may identify additional differences in accounting policies that could materially impact the presentation of the consolidated financial statements of the Combined Company in future periods.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information.

RED CAT HOLDINGS
Pro Forma Balance Sheet
As of July 31, 2021
(unaudited)

	Teal as of August 31, 2021	Red Cat as of July 31, 2021	Adjustments	Note	Pro-Forma
ASSETS
Current Assets
Cash	$11,364	$66,118,581	$—		$66,129,945
Accounts receivable, net	76,743	267,813	—		344,556
Inventory	1,272,018	884,931	—		2,156,949
Other	15,085	2,456,532	(1,704,000)	5(b)	767,617
Total Current Assets	1,375,210	69,727,857	(1,704,000)		69,399,067

Goodwill	—	11,650,879	14,269,747	5(a)	25,920,626
Intangible assets, net	—	2,015,843	—		2,015,843
Other	68,442	3,853	—		72,295
Total Long Term Assets	68,442	13,670,575	14,269,747		28,008,764

TOTAL ASSETS	1,443,652	83,398,432	12,565,747		97,407,831

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	523,598	920,256	—		1,443,854
Accrued expenses	240,866	637,769	—		878,635
Notes payable	4,495,754	154,872	(3,225,951)	5(d), 5(e)	1,424,675
Due to related party	—	239,954	—		239,954
Customer deposits	1,768,282	108,888	(1,704,000)	5(b)	173,170
Warrant derivative liability	—	2,495,378	—		2,495,378
Total Current Liabilities	7,028,500	4,557,117	(4,929,951)		6,655,666

Notes payable	253,337	—	1,225,951	5(e)	1,479,288
Note payable to related party	—	1,620,800	—		1,620,800
Total Long Term Liabilities	253,337	1,620,800	1,225,951		3,100,088
Commitments and contingencies

Stockholders' Equity
Preferred stock	412	11,454	(412)	5(c)	11,454
Common stock	97	48,489	3,642	5(c)	52,228
Additional paid-in capital	23,254,220	94,527,350	(12,826,397)	5(c)	104,955,173
Accumulated deficit	(29,092,914)	(17,367,700)	29,092,914	5(c)	(17,367,700)
Accumulated other comprehensive income	—	922	—		922
Total Stockholders' Equity	(5,838,185)	77,220,515	16,269,747		87,652,077
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,443,652	$83,398,432	$12,565,747		$97,407,831

See accompanying notes.

RED CAT HOLDINGS
Pro Forma Statement Of Operations
Three months ended July 31, 2021
(unaudited)

	Red Cat	Teal	Adjustments	Note	Pro-Forma
Revenues	$1,396,751	$312,047	$—		$1,708,798

Cost of goods sold	1,294,347	234,814	—		1,529,161

Gross Margin	102,404	77,233	—		179,637

Operating Expenses
Operations	176,863	—	284,690	6(a)	461,553
Research and development	244,254	133,542	—		377,796
Sales and marketing	100,633	32,096	40,670	6(a)	173,399
General and administrative	876,180	807,395	81,340	6(a)	1,764,915
Stock based compensation	384,086	—	—		384,086
Total operating expenses	1,782,016	973,033	406,700		3,161,749
Operating loss	(1,679,612)	(895,800)	(406,700)		(2,982,112)

Other Expense (Income)
Change in fair value of derivative liability	(154,248)	—	—		(154,248)
Interest expense, net	17,099	652,127	(693,728)	6(c)	(24,502)
Other, net	15,309	(94,912)	—		(79,603)
Other Expense (Income)	$(121,840)	$557,215	$(693,728)		$(258,353)

Net loss	$(1,557,772)	$(1,453,015)	$287,028		$(2,723,759)

Loss per share - basic and diluted	(0.05)			6(d)	(0.07)

Weighted average shares outstanding - basic and diluted	34,074,226			6(d)	37,813,137

See accompanying notes.

RED CAT HOLDINGS
Pro Forma Statement Of Operations
Year ended April 30, 2021
(unaudited)

	Red Cat	Teal	Adjustments	Note	Pro-Forma
Revenues	$4,999,517	$979,344	$—		$5,978,861

Cost of goods sold	3,929,832	—	—		3,929,832

Gross Margin	1,069,685	979,344	—		2,049,029

Operating Expenses
Operations	590,342	—	112,560	6(a)	702,902
Research and development	516,084	680,992	—		1,197,076
Sales and marketing	172,182	94,821	16,080	6(a)	283,083
General and administrative	1,279,471	3,570,755	282,160	6(a)	5,132,386
Stock based compensation	3,388,216	—	—		3,388,216
Total operating expenses	5,946,295	4,346,568	410,800		10,703,663
Operating loss	(4,876,610)	(3,367,224)	(410,800)		(8,654,634)

Other Expense (Income)
Derivative expense	4,630,288	—	—		4,630,288
Change in fair value of derivative	2,492,894	—	—		2,492,894
Interest expense, net	1,223,767	912,741	(561,468)	6(c)	1,575,040
Other, net	12,616	(845,988)	—		(833,372)
Other Expense (Income)	$8,359,565	$66,753	$(561,468)		$7,864,850

Net loss	$(13,236,175)	$(3,433,977)	$150,668		$(16,519,484)

Loss per share - basic and diluted	(0.56)			6(d)	(0.60)

Weighted average shares outstanding - basic and diluted	23,655,743			6(d)	27,394,654

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Description of Transaction and Basis of Presentation

On August 31, 2021, Red Cat Holdings, Inc. (“Red Cat”) acquired all of the outstanding share capital of Teal for $14,000,000, reduced by debt assumed consisting of approximately $1.67 million payable to Decathlon Capital, and approximately $1,457,000 in working capital deficit, resulting in a net purchase price of $10,872,753. Based on a volume weighted average share price of $2.908 per share, Red Cat issued 3,738,911 shares of its common stock.

The purchase price may be increased if the Company reaches certain revenue targets during the 24 month period following the closing. The maximum increase in the purchase price would be $16 million if sales of the Golden Eagle, the Company’s newly launched product, total $36 million. The minimum threshold provides that the purchase price will increase by $4 million if sales total $18 million. Any increase in the purchase price will be payable in shares of Red Cat common stock.

On August 31, 2021, Teal amended its note with Decathlon Capital. The note balance of $1,670,294 is payable in monthly installments of $49,275 until maturity on December 31, 2024, representing an effective interest rate of ten percent annually.

Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), where Red Cat is the accounting acquirer and Teal is the accounting acquiree. The purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, and any excess value of the consideration transferred over the net assets acquired will be recognized as goodwill. Red Cat has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the acquisition date based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed using information currently available. The final allocation of the purchase price will be determined after completion of the necessary valuation work and related accounting analyses. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the Combined Company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information was derived from Red Cat’s and Teal’s historical annual and interim consolidated financial statements, which were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The unaudited pro forma condensed combined financial information was prepared on a combined basis using Red Cat’s significant accounting policies as set forth in Red Cat’s audited consolidated financial statements for the fiscal year ended April 30, 2021. Certain reclassifications have been made in order to conform Teal’s financial statement presentation to Red Cat’s financial statement presentation. Transactions between Red Cat and Teal during the periods presented were eliminated in the unaudited pro forma condensed combined financial information.

Note 2. Accounting Policy Adjustments

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies utilized by Red Cat.

Red Cat is presently reviewing of Teal’s accounting policies which may identify additional differences in accounting policies that could materially impact the presentation of the consolidated financial statements of the Combined Company in future periods.

Note 3. Reclassification Adjustments

Certain reclassifications have been made to the historical presentation of Teal’s financial information to conform to the financial statement presentation of Red Cat for purposes of the unaudited pro forma condensed combined financial information. The reclassification adjustments were not material.

Note 4. Estimated Merger Consideration and Allocation

I.	Estimated Merger Consideration

The preliminary estimated value of the merger consideration is as follows:

Shares of common stock issued	3,738,911
Stock price on date of closing (1)	$2.79
Fair value of shares issued – Estimated Merger Consideration	$10,431,562

(1) Represents the closing price per share of the common stock of Red Cat on Nasdaq on August 31, 2021, which is used to determine the estimated merger consideration for accounting purposes.

The final merger consideration could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements and will be determined after completion of the necessary valuation work and related accounting analyses.

II.	Preliminary Purchase Price Allocation

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect a preliminary allocation of the estimated purchase price to acquire Teal’s identifiable assets and assume its liabilities, with the excess recorded as goodwill. The following is a preliminary estimate of the assets acquired and the liabilities assumed by Red Cat, as of the Merger date of August 31, 2021.

Estimated merger consideration		$10,431,562
Assets acquired
Cash	11,364
Accounts receivable	76,743
Other current assets	15,085
Other assets	68,442
Inventory	1,272,018
Total estimated assets acquired		1,443,652
Liabilities assumed
Accounts payable	523,598
Accrued expense	240,866
Customer deposits	1,768,282
Notes payable	2,749,091
Total estimated liabilities assumed		5,281,837
Total estimated fair value of net assets acquired		(3,838,185)
Goodwill		$14,269,747

The purchase price allocation will be finalized after completion of the necessary valuation work by the Company’s valuation consultant and related accounting analyses. The final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments included herein.

Note 5. Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

a) Reflects the net adjustment to goodwill to reflect the preliminary goodwill resulting from the Merger:

Goodwill resulting from the Merger represents the excess of estimated merger consideration over the preliminary fair value of the underlying tangible and identifiable intangible assets acquired and liabilities assumed. The preliminary goodwill presented herein is subject to material revision as the purchase price allocation is completed.

b) Reflects the elimination of an intercompany transaction that related to the purchase of Teal drones by Red Cat. Teal recorded this as a customer deposit and Red Cat recorded this as prepaid inventory.

c) Reflects the adjustment to total stockholders’ equity, which consists of the following:

(i)	Elimination of Teal’s historical stockholders’ equity.

(ii)	Increase to Red Cat common stock par value and additional paid-in capital based on the total estimated purchase consideration issued to Teal equity holders in connection with the Merger.

d) Under the terms of the Merger Agreement, DA4 agreed to exchange $2 million in principal of their note for a portion of the shares issued in connection with the Merger.

e) Reflects the reclassification of the long term portion of the DA4 note agreed to under the terms of the Merger Agreement.

Note 6. Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

a) Reflects adjustments to the compensation of the Chief Executive Officer of Teal, including a salary increase and an award of restricted stock units.

b) Reflects adjustments to general and administrative expenses comprised of Red Cat and Teal transaction costs related to the Merger, primarily legal and accounting, which are estimated at $250,000. Transaction costs are nonrecurring in nature and will not affect the condensed combined statements of operations beyond twelve months after the closing date of the Merger, and, as a result, such adjustments only affect the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

c) Reflects interest expense related to the Note payable to DA4 in the principal amount of $1,670,294 bearing interest at 10% annually.

d) The pro forma combined basic and diluted net loss per share have been adjusted to reflect the pro forma net loss for the twelve months ended April 30, 2021 and the three months ended July 31, 2021. In addition, the weighted average shares outstanding for the period have been adjusted to give effect to the issuance of Red Cat common stock in connection with the Merger. As the Combined Company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such, basic and diluted net loss per share are the same. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net loss per share (in thousands, except per share data):

i.	Year ended April 30, 2021

	As Reported	Adjustments	Pro-Forma
Net Loss	($13,236,175)	($3,283,309)	($16,519,484)
Shares Outstanding	23,655,743	3,738,911	27,394,654
Loss per Share	($0.56)		($0.60)

ii.	Three months ended July 31, 2021

	As Reported	Adjustments	Pro-Forma
Net Loss	($1,557,772)	($1,165,987)	($2,723,759)
Shares Outstanding	34,074,226	3,738,911	37,813,137
Loss per Share	($0.05)		($0.07)